CASTLIGHT HEALTH, INC. SC TO-T

Exhibit 99(d)(3)

May 11, 2021

CONFIDENTIAL

Clayton, Dubilier & Rice, LLC
375 Park Avenue, 18th Floor
New York, NY 10152

Ladies and Gentlemen:

In connection with the consideration of a possible negotiated transaction between Clayton, Dubilier & Rice, LLC (“CD&R” or “you”) or one or more of its affiliates, and Castlight Health Inc., a Delaware corporation (the “Company” and, together with CD&R, the “Parties” and each of them, a “Party”) (a “Transaction”), the Company may furnish to you certain information that is proprietary, non-public and/or confidential concerning it or its subsidiaries and/or its business, including Confidential Information (as defined below in Section 1).

1.           As a condition to furnishing such information to you, the Company requires that you agree to treat, and direct your Representatives (as defined below in this Section 1) to treat, confidentially any information relating to the Company, its business, products, services, employees or customers, or other parties with whom the Company has relationships, or the Transaction, including but not limited to data, forecasts, financial or business plans and affairs, projections, products and product development plans, marketing plans, information regarding customers, clients, employees, contracts and contract terms, inventions, processes, intellectual property  or know-how (whether prepared by a party, its affiliates, subsidiaries, agents, advisors or otherwise, and whether oral, written or electronic) that the Company or any of its Representatives may furnish to you or your Representatives on or after the date hereof, or is otherwise received by you or your Representatives through due diligence investigation or discussions with employees or other Representatives of the Company, together with all analyses, summaries, notes, forecasts, studies, data and other documents and materials in whatever form maintained, whether prepared by the Company or you or their respective Representatives or others, which contain or reflect, or are generated from, any such information (being collectively referred to herein as “Confidential Information”), and to take or abstain from taking certain other actions set forth herein. As used herein, the term “Representative” means, when used with respect to any party, such party’s subsidiaries and its and its subsidiaries’ respective directors, officers, investment professionals, employees, consultants, attorneys, agents, counsel, accountants, financial and other advisors, and other representatives; provided that (a) the term “Representative” with respect to you shall also include your affiliates and their respective Representatives, and shall only include those that receive Confidential Information from you or on your behalf, (b) the term “Representative” shall not include any potential co-investors, equity partners or participants in a Transaction, or any other equity financing sources or any debt financing sources, in each case without our prior written consent (and, upon such consent, shall be so included), and (c) the term “affiliate” shall not include any of your portfolio companies or their controlled affiliates that do not receive Confidential Information from you or on your behalf, and no obligations herein shall apply to such portfolio companies or such controlled affiliates.

2.           The term “Confidential Information” does not include information that (a) is already in your or your Representatives’ possession prior to the time of disclosure, (b) is or becomes generally available to the public other than as a result of a breach of the terms hereof by you or your Representatives, (c) is received by you or your Representatives on a non-confidential basis from a source other than the Company or its Representatives; provided that such source is not known by you to be bound by a legal, contractual or fiduciary obligation of confidentiality to the Company or any other party with respect to such information, or (d) is independently developed by you or your Representatives without reference to, reliance on or use of any Confidential Information.

Clayton, Dubilier & Rice, LLC
May 11, 2021

3.           You hereby agree that the Confidential Information will be used by you, and you will direct your Representatives to use it, solely for the purpose of evaluating, proposing or negotiating a possible Transaction and for no other purpose, and will be kept confidential by you and you will direct your Representatives to keep it confidential, and will not be disclosed to any other person; provided that any of such information may be disclosed to your Representatives who need to know such information solely for the purpose of evaluating any such possible Transaction and who have been advised of this letter agreement and the confidential nature of the Confidential Information and the Transaction Information (as defined below in Section 7) and have been directed to comply with the applicable terms hereof. Furthermore, you hereby agree, at your sole expense, to take all reasonable measures to restrain your Representatives from prohibited or unauthorized disclosure or use of such Confidential Information. You will be responsible for any breach of the confidentiality and use terms of this Agreement by your Representatives, provided that no obligations hereunder shall apply to any of your Representatives who signs a confidentiality agreement with the Company. You understand that the Company reserves the right to adopt additional specific procedures to protect the confidentiality of the Confidential Information and may seek to limit the disclosure or use of, and may establish additional specific procedures with respect to the access of, competitively sensitive Confidential Information. The Confidential Information shall remain the property of the Company, and disclosure to you shall not confer on you any rights (including any intellectual property rights) with respect to such Confidential Information, other than limited use rights specifically set forth in this letter agreement. You agree that you will take all reasonable measures to protect the confidentiality of and avoid disclosure or use of Confidential Information in order to prevent it from falling into the public domain or the possession of any person or entity other than those persons or entities authorized hereunder to have any such information, which measures shall include the highest degree of care that you utilize to protect your own Confidential Information of a similar nature.  You also agree to use reasonable efforts to notify the Company of any unauthorized disclosure, misuse or misappropriation of the Confidential Information by you or your Representatives that comes to your attention.

4.           You hereby acknowledge that you are aware, and that you will advise your Representatives who are informed or, to your knowledge, become aware of the matters that are the subject of this letter, that the United States securities laws prohibit any person who has received from an issuer material, nonpublic information from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

5.           In the event that you or any of your Representatives receives a request, or is required, to disclose all or any part of the information contained in the Confidential Information (or to make any disclosure of information, including the Transaction Information, otherwise prohibited by this letter agreement) under the terms of a subpoena or order issued by a court or governmental or regulatory body of competent jurisdiction or under any applicable law, regulation, governmental proceeding or stock exchange rule (including by interrogatories, requests for information, civil investigative demand, or similar legal, regulatory or self-regulatory process) (collectively, “Legal Requirement”), you agree to (a) except to the extent prohibited by Legal Requirement, promptly notify the Company of the existence, terms and circumstances surrounding such a request or requirement so that the Company may, at its expense, seek an appropriate protective order or other remedy and/or waive your compliance with the applicable provisions of this letter agreement (and, if the Company seeks such an order or other remedy, you agree to provide such cooperation as the Company may reasonably request at its expense) and (b) if disclosure of such information is required by Legal Requirement on the advice of your legal counsel, notify the Company in writing of such information to be disclosed as far in advance of its disclosure as practicable, exercise reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such of the disclosed information that the Company so designates and then disclose only that portion of the Confidential Information that is required by Legal Requirement to be disclosed. In any event, you agree that you will not oppose any action by the Company to obtain an appropriate protective order or other remedy with respect to such information. Notwithstanding the foregoing, you and your Representatives may disclose Confidential Information in response to any audit or examination by, or a blanket document request from, a regulatory or self-regulatory authority, bank examiner or auditor that is not specifically targeted at the Company or the Transaction, without giving notice to the Company thereof or cooperating with the Company with respect thereto.

Clayton, Dubilier & Rice, LLC
May 11, 2021

6.           Without the prior written consent of the Company, you will not, and will direct your Representatives not to, enter into any agreement, arrangement or understanding with any other person that limits, restricts or otherwise impairs in any manner, directly or indirectly, such person from making a proposal for, or engaging in discussions, conducting due diligence or entering into an agreement with respect to, any potential transaction between such person and the Company or the provision of financing in connection with a potential transaction involving the Company. You represent and warrant that, except as disclosed to the Company or its legal advisors prior to your execution of this letter agreement, you have not, prior to your execution of this letter agreement, taken any of the actions referred to in this Section 6; provided that, subject to obtaining the Company’s prior written consent with respect to including any potential equity or debt financing source as your Representative as provided in Section 1, nothing shall prohibit or restrict you from entering into customary “tree” arrangements with such financing institutions by which a deal team at each institution works on obtaining or providing potential debt financing for you for the Transaction (and is not permitted to work on obtaining or providing potential debt financing for any other bidder pursuing the Transaction, but other deal teams at such institution may do so).

7.           Each Party agrees that it will not, and will direct its Representatives not to, disclose to any person (other than to its Representatives who need to know such information solely for the purpose of a possible Transaction and who have been advised of this letter agreement and the confidential nature of such information and have been directed to comply with the applicable terms hereof: (a) the fact that investigations, discussions or negotiations between the Parties are taking place or have taken place concerning a possible Transaction, (b) any of the terms, conditions or other facts with respect to any such possible Transaction, including the status thereof or the other Party’s consideration of a possible Transaction, or (in your case) any opinion or view with respect to the Confidential Information or the Company, (c) that the Parties or any of their respective affiliates or subsidiaries are or have been considering or reviewing a transaction involving or relating to the other Party or (d) that this letter agreement exists or that Confidential Information has been requested or made available to you or your Representatives (clauses (a) through (d) collectively, “Transaction Information”, which shall be deemed part of the Confidential Information under this Agreement). The Company agrees that, except as may be required by Legal Requirement, neither it nor its Representatives will disclose to any third party the fact that you have signed this letter agreement, received Confidential Information, or are a potential or actual bidder in connection with the Transaction.

Clayton, Dubilier & Rice, LLC
May 11, 2021

8.           This letter agreement does not constitute or create any obligation of the Company to provide any information to you. The Company may at any time in its sole discretion decline to provide you with any Confidential Information, deny your access to any electronic data room or terminate further discussions with you regarding a Transaction. You understand that neither the Company nor any of its Representatives have made or make any express or implied representation or warranty as to the accuracy or completeness of any Confidential Information, and agree that neither the Company nor its Representatives shall have any liability to you or your Representatives or stockholders on any basis (including in contract, tort, under federal or state securities laws or otherwise), and neither you nor your Representatives will make any claims whatsoever against such other persons, with respect to or arising out of the review of or use or content of any Confidential Information or any errors therein or omissions therefrom, or any action taken or any inaction occurring in reliance on any Confidential Information, in each case, except as may be expressly provided in any definitive agreement with respect to any Transaction. You agree not to assert any claim of title or ownership to the Confidential Information, nor does this Agreement grant you or your Representatives any licenses in respect of any such information. If Confidential Information that is software is provided in object code form, you will not, and will direct your Representatives not to, reverse engineer, decompile, or disassemble such object code or take any other steps to derive a source code equivalent thereof. You shall be liable for any losses or damages incurred by the Company as a result of a breach or violation by you or your Representatives of any export control laws or regulations that apply to any of the Confidential Information.

9.           At the written request of the Company, you shall, and shall direct your Representatives to, reasonably promptly, at your election, either (a) return to the Company all of the written or electronic Confidential Information received from the Company or (b) destroy all of the written or electronic Confidential Information then in your or your Representatives’ possession. In either event, you shall also destroy all written or electronic data developed or derived from the Confidential Information, and shall direct your Representatives to do likewise. Your compliance with this Section 9 shall be confirmed in writing to the Company by you upon request. In such event, the Transaction Information shall remain subject to the terms of this letter agreement. Notwithstanding anything to the contrary in the foregoing, you and your Representatives may retain Confidential Information (1) to the extent required to be retained by a regulator, bank examiner or pursuant to applicable law or regulation, compliance or document retention practices, for business continuity purposes or generally recognized professional standards or (2) that is automatically maintained on routine computer system backup tapes, disks or other backup storage devices as long as such backed-up information is not used, disclosed, accessed or otherwise recovered from such backup devices; provided that such materials referenced in this sentence shall remain subject to the terms of this letter agreement applicable to Confidential Information.

10.         You will not initiate or cause to be initiated any (a) communication concerning the Confidential Information, (b) requests for meetings with management in connection with a possible Transaction (including, for the avoidance of doubt, any equity or employment agreements to be entered into in connection therewith) or (c) any other communication relating to the Transaction, in each case with any director, officer or employee of the Company or any of its subsidiaries who has not been designated by the Company to receive such communications. Any requests for information, meetings or discussions relating to a possible Transaction should be directed solely to William Blair & Company, unless otherwise specified in writing by the Company.

Clayton, Dubilier & Rice, LLC
May 11, 2021

11.         You agree that, for a period of twelve (12) months from the date of this letter agreement, you will not, directly or indirectly, without the prior written consent of the Company:

(a)

acquire or agree, offer, seek or propose to acquire, or cause to be acquired, ownership (including any voting right or beneficial ownership as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of any equity securities of the Company or any of its subsidiaries or any option, forward contract, swap or other position with a value derived from such securities of the Company or any of its subsidiaries or conveying the right to acquire or vote securities of the Company or any of its subsidiaries, or any ownership of any of the assets or businesses of the Company or any of its subsidiaries, or any rights or options to acquire any such ownership (including from a third party);

(b)

make, or in any way participate in, any “solicitation” (as such terms is defined in Rule 14a-1 under the Exchange Act, including any otherwise exempt solicitation pursuant to Rule 14a-2(b) under the Exchange Act) to vote or seek to advise or influence in any manner whatsoever any person with respect to the voting of any securities of the Company or any of its subsidiaries;

(c)

form, join, or in any way communicate or associate with other securityholders or participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the Company or its subsidiaries or any voting securities of the Company or any of its subsidiaries;

(d)

arrange, or in any way participate in, any financing for the purchase of any voting securities or securities convertible or exchangeable into or exercisable for any voting securities or assets of the Company or any of its subsidiaries;

(e)

otherwise act, whether alone or with others, to seek to propose to the Company or any of its stockholders any merger, business combination, tender or exchange offer, restructuring, recapitalization, liquidation of or other transaction with or involving the Company or any of its subsidiaries or otherwise act, whether alone or with others, to seek to control, change or influence the management, Board of Directors or policies of the Company, publicly comment on any of the foregoing, or nominate any person as a director of the Company, or propose any matter to be voted upon by the stockholders of the Company;

Clayton, Dubilier & Rice, LLC
May 11, 2021

(f)

solicit, negotiate with, or provide any information to, any person with respect to a merger, business combination, tender or exchange offer, restructuring, recapitalization, liquidation of or other transaction with or involving the Company or any of its subsidiaries or any other acquisition of the Company or any of its subsidiaries, any acquisition of voting securities of or all or any portion of the assets of the Company or any of its subsidiaries, or any other similar transaction;

(g)	advise, assist or knowingly encourage any other person in connection with any of the foregoing;

(h)	enter into any discussions, negotiations, arrangements or understandings with any third party with respect to, any of the foregoing, or announce an intention to do so;

(i)	take any action that might cause or require you or the Company to make a public announcement regarding any of the types of matters set forth in this Section 11; or

(j)	disclose any intention, plan or arrangement inconsistent with the foregoing.

Notwithstanding anything to the contrary in this Section 11, nothing shall prevent a private communication to the Company’s Board of Directors or chief executive officer so long as such private communication would not reasonably be expected to require a public disclosure under applicable law or the listing requirements of the primary securities exchange on which the Company’s securities are listed (other than to the extent required in a proxy statement or Schedule 14D-9 filed by the Company with respect to an acquisition or merger transaction); provided that the contents, subject and existence of any such communications shall constitute Confidential Information hereunder.

This Section 11 will be of no further force and effect in the event that (x) the Company shall have entered into a definitive agreement with a third party for (A) a transaction resulting in either the sale of more than 50% of the outstanding voting equity securities of the Company or of all or substantially all of the consolidated assets of the Company and its subsidiaries or (B) a merger or other business combination in which the voting equity securities of the Company outstanding immediately prior to such transaction do not constitute 50% or more of the voting equity securities of the resulting entity of such transaction or its parent company, or (y) a third party makes a tender offer for more than 50% of the outstanding voting equity securities of the other Party and the other Party and its board of directors does not publicly reject such offer within ten (10) business days of the commencement thereof.

Notwithstanding anything to the contrary herein, nothing in this Agreement shall prohibit you or your affiliated funds from purchasing any debt securities of the Company, and/or up to an aggregate of 5% of any class of equity securities of the Company.

12.         You agree that, for a period of twelve (12) months from the date of this letter agreement, neither you nor your controlled affiliates that have received Confidential Information, or are acting at your direction, will, directly or indirectly, solicit for employment any officer or employee of the Company or its subsidiaries at or above the level of vice-president to whom you were first introduced in connection with the Transaction or about whom you have received Confidential Information, or otherwise solicit, induce or encourage any such person to discontinue or refrain from entering into any employment or consulting relationship (contractual or otherwise) with the Company or any of its subsidiaries; provided that this sentence shall not prohibit (a) general advertising or other general solicitation through newspaper advertisements or Internet posting services not targeted at the employees of the Company or its subsidiaries or, and hiring any person as a result of such efforts, (b) any broad based recruitment efforts conducted by a recruitment agency not directed by you at the Company, and hiring any person as a result of such efforts, (ii) hiring any person who contacts you on his or her own initiative, or (iii) hiring any person who is no longer employed by the Company, in each case without any direct or indirect solicitation, encouragement or inquiry from you in violation of the terms hereof.

Clayton, Dubilier & Rice, LLC
May 11, 2021

13.         You acknowledge that the Company may be entitled to the protections of the attorney work-product doctrine, attorney-client privilege or similar protections or privileges with respect to portions of the Confidential Information. The Company is not waiving, and will not be deemed to have waived or diminished, any of its attorney work-product protections, attorney-client privileges or similar protections or privileges as a result of the disclosure of such Confidential Information pursuant to this letter agreement. The Parties (a) share a common legal and commercial interest in such Confidential Information, (b) may become joint defendants in proceedings to which such Confidential Information relates and (c) intend that such protections and privileges remain intact should either Party become subject to any actual or threatened proceeding to which such Confidential Information relates. In furtherance of the foregoing, you will not claim or contend, in proceedings involving either Party, that the Company waived the protections of the attorney work-product doctrine, attorney-client privilege or similar protections or privileges as a result of the disclosure of such Confidential Information pursuant to this letter agreement.

14.         You acknowledge and agree that the Confidential Information has competitive value and is of a confidential and proprietary nature. Furthermore, the Parties acknowledge and agree that either Party may be irreparably injured by a breach of this letter agreement and that money damages may be an inadequate remedy for an actual or threatened breach of this letter agreement because of the difficulty of ascertaining the amount of damage that may be suffered by the aggrieved Party in the event that this letter agreement is breached.  Therefore, the Parties agree to the seeking of specific performance of this letter agreement and injunctive or other equitable relief in favor of the non-breaching Party as a remedy for any such breach, without proof of actual damages. The Parties further waive any requirement for the securing or posting of any bond in connection with any such remedy. Such remedy shall not be deemed to be the exclusive remedy for a breach of this letter agreement, but shall be in addition to all other remedies available at law or equity to the other Party.  In the event of a final, non-appealable order by a court of competent jurisdiction relating to a breach of this letter agreement, the non-prevailing Party shall reimburse the prevailing Party for all reasonable attorneys’ fees incurred by the prevailing Party incurred in connection with any litigation relating to such breach.

15.         No failure or delay by either Party in exercising any right, power or privilege under this letter agreement shall operate as a waiver thereof, and no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

Clayton, Dubilier & Rice, LLC
May 11, 2021

16.         No contract or agreement providing for a Transaction shall be deemed to exist unless and until a definitive agreement has been executed and delivered by each of the parties thereto. Accordingly, each Party agrees that unless and until any definitive agreement with respect to a Transaction has been executed and delivered by the Parties, neither of the Parties nor any of their affiliates or subsidiaries will be under any legal obligation of any kind whatsoever with respect to such a Transaction by virtue of this or any written or oral expression with respect to such Transaction by any of its directors, officers, employees, agents or any other Representatives, except for the matters specifically agreed in this letter agreement and as may be set forth in any such definitive agreement. Each Party further acknowledges and agrees that (a) the other Party shall have no obligation to authorize or pursue with it any Transaction, (b) it understands that the other Party has not, as of the date hereof, authorized or made any decision to pursue any such Transaction and (c) the Company reserves the right, in its sole and absolute discretion and without giving any reason therefor, to reject all proposals and to terminate discussions, negotiations and access to the Confidential Information, in each case at any time. For purposes of this letter agreement, the term “definitive agreement” does not include an executed letter of intent, this letter agreement or any other preliminary written agreement, nor does it include any written or oral offer or bid or any written or oral acceptance thereof.

17.         This letter agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and assigns. This letter agreement contains the entire agreement between the Parties concerning the subject matter hereof and supersedes all previous agreements, written or oral, between the Parties, relating to the subject matter hereof. No waiver of the terms and conditions hereof will be binding unless approved in writing by the Party against whom such waiver is sought to be enforced. No amendment of this letter agreement will be binding unless approved in writing by both Parties. For the avoidance of doubt, in the event there is any conflict, inconsistency or additional obligation between this letter agreement and the terms and conditions of any user, click-through or other similar agreement with respect to any electronic, online or web-based data room now or hereafter applicable to you or any of your Representatives, the terms and conditions of this letter agreement shall govern and constitute the terms and conditions with respect to the access of Confidential Information by you or your Representatives in such data room.

18.         If any term, provision, covenant or restriction of this letter agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this letter agreement shall remain in full force and effect to the fullest extent permitted by law and shall in no way be affected, impaired or invalidated.

19.         This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements entered into and performed solely within the State of Delaware, without regard to any principles of conflicts of law that would refer a matter to another jurisdiction. EACH PARTY ALSO HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENTS TO SUBMIT TO THE JURISDICTION OF THE CHANCERY COURT OF THE STATE OF DELAWARE LOCATED IN WILMINGTON, DELAWARE, AND RELATED APPELLATE COURTS, AND OF THE UNITED STATES OF AMERICA LOCATED IN DELAWARE, for any actions, suits or proceedings arising out of, or relating to, this letter agreement or the transactions contemplated hereby, and each Party agrees not to commence any action, suits or proceeding relating thereto except in such courts.  Each Party further agrees that service of any process, summons, notices or documents by U.S. registered mail, postage prepaid, to its address set forth in this letter agreement shall be effective service for process for any action, suit or proceeding brought against such Party in any such court. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this letter agreement or the transactions contemplated hereby, in the courts of the State of Delaware or the United States of America located in the State of Delaware. Each Party hereby further irrevocably and unconditionally waives any right to trial by jury and waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Clayton, Dubilier & Rice, LLC
May 11, 2021

20.         For purposes of this letter agreement, (a) the term “person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental or regulatory body or other entity; (b) the term “affiliate” means, when used with respect to any party, a person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such party; (c) the term “subsidiary” means, when used with respect to any party, (i) a person that is directly or indirectly controlled by such party, (ii) a person of which such party beneficially owns, either directly or indirectly, more than 50% of the total combined voting power of all classes of voting securities of such person, the total combined equity interests of such person or the capital or profit interests, in the case of a partnership or (iii) a person of which such party has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body of such person and; (d) the term “control” means, when used with respect to any specified person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or other interests, by contract, agreement or otherwise.

21.         This letter agreement may be executed in counterparts, each of which shall be deemed to be an original, but both of which shall constitute the same agreement. Signatures to this letter agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

22.         Except as otherwise explicitly stated above, your obligations under this letter agreement shall terminate two years after the date of this letter agreement.  The termination of this letter agreement shall not relieve you from your responsibilities in respect of any breach of this letter agreement prior to such termination.

23.         The Company acknowledges that your, or your affiliates’, directors, officers, investment professionals, or employees may also serve as directors of portfolio companies of investment funds managed by you. The Company hereby acknowledges and agrees that such portfolio companies will not be deemed to have received Confidential Information solely because any such individual also serves on the board of such portfolio company, provided that: (i) such individual has not provided such portfolio company or any other director, officer, investment professional, employee or other Representative of such portfolio company with Confidential Information, and (ii) such portfolio company is not acting at your direction or on your behalf in connection with the Transaction.

Clayton, Dubilier & Rice, LLC
May 11, 2021

24.         The Company acknowledges that (i) you and your affiliates are engaged in the business of private equity investing and may from time to time invest in entities that develop and utilize technologies, products or services that are similar to or competitive with those of the Company, and (ii) except insofar as this letter agreement restricts the disclosure and use of the Confidential Information, this letter agreement shall not prevent you or your affiliates from (a) engaging in or operating any business, (b) entering into any agreement or business relationship with any third party, or (c) evaluating or engaging in investment discussions with, or investing in, any third party, whether or not competitive with the Company or its affiliates.

[Signature Page Follows]

If you are in agreement with the foregoing, please so indicate by signing and returning one copy of this letter agreement, which will constitute our agreement with respect to the matters set forth herein.

Very truly yours,

CASTLIGHT HEALTH, INC.

By:
Name:
Title:

Accepted, Confirmed and Agreed:

Clayton, Dubilier & Rice, LLC

By:	/s/ Jack Robinson
Name:	Jack Robinson
Title:	Principal